EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces First Quarter 2011 Financial Results

Coeur d’Alene, Idaho – February 11, 2011 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced consolidated financial results for its first fiscal quarter ended December 31, 2010.

Timberline’s contract drilling subsidiary, Timberline Drilling Incorporated, reported revenues of $5.56 million and a net loss of $0.04 million in the first quarter.  While increased drill rig utilization led to a 70-percent revenue increase from a year ago, profitability was negatively impacted by higher costs for maintenance and costs associated with the deployment of surface rigs to new customer sites.  The surface rigs supplement the Company’s underground drilling operations and are expected to contribute to higher margins in future periods.  First quarter results include a loss of $0.11 million from discontinued Mexican drilling operations.

Timberline’s exploration division and corporate office reported a net loss of $1.89 million for the first quarter, including exploration expenditures of $1.49 million.  Exploration expenditures increased sharply in 2010, primarily due to extensive drilling at Lookout Mountain, the most advanced project in the Company’s 23 square-mile South Eureka land package.  As previously reported, drilling results from Lookout Mountain will be used to complete a NI 43-101 resource estimate by early March and, subsequently, a Preliminary Economic Assessment (PEA) as the project is advanced toward a production decision.

Timberline CEO Randal Hardy commented, “Our expenditures at Lookout Mountain clearly demonstrate our commitment to fast-track the project toward possible development.  We are very pleased with our progress at Lookout Mountain as our efforts consistently yield drilling and metallurgical results that meet or exceed our expectations.  Steady progress continues at Butte Highlands, where development is completely funded by our partner and where gold production is targeted for early Q1 2012.  On the contract drilling side, our first quarter is often difficult as our client companies typically shut down for extended periods during the holidays.  We expect a return to higher gross margins and profitability for the remainder of the year.”

A summary of selected financial results is presented in the following table:

($US 000’s, except per share amounts and gross margin %)	Quarter Ended December 31
	2010	2009
Revenue from continuing operations	$5,562	$3,254
Loss from continuing operations	(1,889)	(839)
Loss from discontinued operations	(115)	(93)
Consolidated net loss	(2,004)	(932)
Consolidated net loss per share, basic and diluted	(0.04)	(0.02)
Net income (loss) from Timberline Drilling Inc.	(38)	240
Mineral exploration expenses	1,493	54
Cash and cash equivalents	1,955	4,291
Working capital (deficit)	682	(2,492)
Timberline Drilling Inc. gross margin %	10%	22%

Timberline’s Quarterly Report on Form 10-Q will be filed with the SEC and on SEDAR on February 11, 2011.  It can be viewed in its entirety on the SEC website which can be accessed from the “Investors” page of the Timberline website at www.timberline-resources.com.

About Timberline Resources

Timberline is a U.S.-based exploration/development company with a focus on advanced-stage precious metals properties.  The Company’s management team has a solid track record of achievement in building successful companies and discovering, exploring, and developing economic mineral deposits.  Currently, Timberline is executing an aggressive exploration program at its South Eureka Property, a large drill-tested and highly prospective property in Nevada’s Battle Mountain – Eureka gold trend.  In addition, Timberline has two other business units.  The Company has a 50% carried-to-production interest at the Butte Highlands Joint Venture which is currently in development and targeted to begin gold production in early 2012, where the Company has also undertaken additional surface drilling to test the extent of the mineralized zone.  Timberline also has a wholly-owned subsidiary, Timberline Drilling, which provides cash flow to the Company from its underground and surface drilling operations at operating mines and advanced development and exploration projects.

Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued drill program at Butte Highlands, the timing of assay results from such drilling program being released, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, targeted dates for the South Eureka technical report and PEA, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2010.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, Executive Chairman

Randal Hardy, CEO
Phone: 208.664.4859

2 | TIMBERLINE RESOURCES